Exhibit 99.1
SHLM — A. Schulman
A. Schulman and ICO, Inc. Merger Transaction Conference Call
December 03, 2009 / 02:00PM ET
OPERATOR
Good day, ladies and gentlemen, and welcome to the A. Schulman conference call to discuss the transition with ICO. My name is Annika and I will be your operator for today. As a reminder, this conference is being recorded for replay purposes. At this time, I will now like to turn the call over to Jennifer Beeman, Director of Communications and Investor Relations. Please proceed.
JENNIFER BEEMAN
Thank you, Annika. Good afternoon, everyone, and thank you for joining us today on such short notice. I’m Jennifer Beeman, Director of Communications and Investor Relations for A. Schulman. Joining me today on this call is Joe Gingo, Chairman, President, and Chief Executive Officer; Paul DeSantis, Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary; Gary Miller, Chief Procurement Officer; and David Minc, our Chief Legal Officer.
I hope everyone by now has seen the press release we issued late yesterday announcing our agreement to acquire ICO Inc. If you haven’t seen it, the release is currently available on our website.
Before we begin, I’d like to remind you that statements made during this conference call which are not historical facts may be considered forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied. In addition, this conference call contains time-sensitive information that reflects management’s best analysis only as of the date of this live call.
A. Schulman does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this call. For further information concerning issues that could materially affect the forward-looking statements in today’s call, please refer to A. Schulman’s press release and filings with the Securities and Exchange Commission that were made today.
Our objective today is to discuss our signing of the definitive agreement to acquire ICO and to provide information about the strategic and financial benefits of this transaction. After the transaction closes, we will provide you with more detailed information on the integration and longer-term earnings guidance. Joe will provide comments on this transaction and then Paul will provide comments from a financial perspective. After that, we will open up the call for your questions. And now I would like to turn the call over to Joe. Joe?

JOE GINGO
Thank you, Jennifer. And I’m very excited to be speaking to all of you this afternoon. Since becoming CEO almost two years ago, I have talked about our strategy to pursue growth opportunities and create shareholder value. This acquisition is the latest step in the execution of our strategic plan.
Schulman’s long-term strategic objectives include being a leading global manufacturer in masterbatch and rotomold, as well as a leading global niche player in engineered plastics manufacturing. The acquisition of ICO will advance our global position further toward two of these objectives — to be the global leader in rotomolding and masterbatch.
Some of you may already be familiar with ICO, but for those who aren’t, ICO is a global manufacturer of specialty resins and concentrates and provides specialty polymer services, including size reduction, compounding, and other related services. They are a publicly-held company with annual revenues of $300 million for the fiscal year ended September 30, 2009, and with more than 800 employees.
The addition of ICO to our organization presents us with an opportunity to substantially expand our global presence, especially in rotomolding and in our U.S. masterbatch business.
ICO’s business is largely complementary to Schulman’s existing operations and the Company’s combined skill sets will greatly enhance our ability to serve customers in our target markets. Schulman currently is the largest supplier of masterbatch in Europe and ICO is the largest rotomolding supplier in Europe and Brazil. With the acquisition of ICO’s operation, we will gain plants in the high-growth market of Brazil as well as add new facilities in Australia.
In addition, it will give us another facility in Asia to bring our total plants in that region to four, including the facility we plan to build in India.
In Europe, the acquisition of ICO opens up two new markets for us, rotomolding and size reduction. The acquisition will allow us to grow both in European countries where we currently have a limited presence, such as France, Italy, and Holland, as well as further leverage our existing facilities serving high-growth markets, such as Poland, Hungary, and Sweden.
We see this acquisition as an opportunity to leverage the unique skills of each organization so that together we will bring significant value and opportunity to our customers in several ways. First, through enhanced and complementary product offerings.
In masterbatch, we will combine ICO’s film additive products and technologies with Schulman’s strong position in specialty additives, custom colors, and special applications for food, industrial, medical, and consumer packaging, as well as agricultural films.

In rotomolding, ICO’s solid manufacturing position in Europe, North America, Brazil, and Asia-Pacific will now be coupled with Schulman’s strong U.S. position in product technology, in custom compounds, and cross-linked polyolefins for high-performance applications.
Second, through our expanded global reach we will have a total of 33 manufacturing facilities — 10 facilities in North America, 13 in Europe, 7 in Asia-Pacific, 3 in South America.
The third way we expect to provide added value going forward is that we’ll be financially stronger global supplier. We will be able to leverage our purchasing activities and gain efficiencies throughout the combined organization.
And fourth, we expect to enhance our competitive position through collaboration and coordination of our technical and commercial teams on new, high value-added products and applications to our global footprint.
We have identified significant business and cost synergies which are expected to result from the acquisition and provide increased shareholder value for the overall business. Additionally, ICO will have access to Schulman’s strong post-transition balance sheet, which will help to underpin ongoing strategic growth initiatives.
And there is one more important thing we’d like to point out. The actions we’ve taken to improve our ongoing operations and balance sheet during the past two years have strengthened our financial position so that we now have the ability to invest in strategic acquisitions like ICO. We will continue to seek acquisitions that will provide the highest impact for the business, generate maximum return on invested capital, be the best use of cash on hand to create additional shareholder value, and most importantly, support the Company’s strategic objectives.
Once again, I’m very excited to have this seasoned and high-quality team at ICO join our organization as we execute our strategic plan to become the leading global manufacturer in both masterbatch and rotomolding. This acquisition reinforces and expands our ability to deliver the best knowledge, expertise, and value that enables our customers to perform at their best.
Now, for more details about the proposed transaction and its expected financial impact, here’s Paul.
PAUL DESANTIS
Thanks, Joe, and good afternoon, everyone. As you know, acquisitions are one of our key growth initiatives, in addition to geographic expansion, new product development, and extension of existing products into new business applications.

Our acquisition of ICO fits right into our strategy of becoming a leading global manufacturer in masterbatch and rotomolding. Our two businesses are complementary across product lines and geography, while the synergies are very compelling.
Under the definitive agreement we announced last night, A. Schulman would acquire all of ICO’s outstanding stock for a total of $105 million in cash and 5.1 million shares of A. Schulman stock.
Results for ICO’s fiscal year, which ended September 30, 2009, were announced yesterday. For fiscal 2009, the revenues were almost $300 million. Earnings before interest, taxes, depreciation, and amortization, or EBITDA, were approximately $13 million, excluding any non-operating items. For the fourth quarter, EBITDA recovered to $4.9 million, compared with EBITDA from previous quarters which were more severely affected by the recession.
Prior to fiscal 2009’s economic decline, ICO’s business was on a fast pace of growth with revenues rising from just over $250 million in 2004 to $447 million in 2008. EBITDA in 2006, 2007, and 2008 was in the $30 million range.
We expect the financial profile for the combined companies to be very strong. Assuming an early March close, for the last six months of Schulman’s fiscal 2010, our preliminary assessment is that the acquisition will contribute approximately $150 million to revenues and be accretive to operating earnings. This estimate includes the 2010 half-year effect of ICO’s earnings and the first six months of synergies, which we are expecting to be approximately $3 million to $4 million.
This number does not include any restructuring charges to achieve these synergies, which are expected to be approximately $5 million to $6 million pretax in 2010 and a potential $6 million to $8 million beyond. Nor does it include any deal costs, such as banker and lawyer fees.
As a result of recently revised accounting rules, those deal costs, which were traditionally recorded in goodwill upon successful completion of a transaction, are now required to be expensed through the P&L when incurred. We would expect between $10 million to $12 million pretax of these types of transaction costs for the combined companies.
After all transaction restructuring costs, we would expect this fully burdened acquisition to be dilutive for the last six months of fiscal 2010. By fiscal year 2011, we expect the deal to be accretive from both an operating and fully burdened perspective.
We expect to achieve approximately $15 million in run rate synergies by the end of fiscal 2011, achieving the full annual benefit by fiscal year 2012. These synergies will result mainly from the consolidation and centralization of global purchasing activities, taxes, and the elimination of duplicate public company costs. We firmly believe $15 million in synergies is achievable. These synergies are expected to significantly benefit our shareholders going forward.
The two companies make tremendous sense together. ICO complements us in Asia, Europe, the U.S., and Brazil. We’ve often stated that Asia, Latin America, and the U.S. are quite attractive markets for us in which we want to grow. This will enhance our position in each of these regions.
We believe our customers will benefit tremendously from our even greater capabilities and technologies. Also, our strong balance sheet post-transaction will allow us to make further strategic investments that will drive the combined business to new levels of profitability.
As of August 31, 2009, A. Schulman had cash and cash equivalents of approximately $228 million and debt of approximately $105 million. On September 31, 2009, ICO had approximately $22 million of cash and $32 million of debt. Assuming Schulman pays off half ICO’s debt, the restructuring costs, deal costs, and of course the $105 million of cash to ICO shareholders, we would expect to still have in excess of $100 million of cash on the books and be virtually unlevered with total untapped borrowing capacity in excess of $250 million.
Additionally, the ICO team, among its many accomplishments, has a very impressive track record of managing their invested capital. This is an example of one of the many things we expect to be able to learn from them. Given the expected strength of our balance sheet post-closing, the combined company will be well positioned to continue to invest.
Although the acquisition requires approval from ICO shareholders and customary regulatory agencies, it is not contingent on financing. After approval and close of the acquisition, integration will begin. We are planning to have the key business functions integrated and begin the synergy realization immediately upon closing. Further details of our integration will be provided after close during our quarterly earnings teleconferences.
With those comments, I will now turn the call over to Jennifer. Thank you.
JENNIFER BEEMAN
Thank you, Paul. And Annika, I think we would like to open up the lines for questions now.
OPERATOR
Saul Ludwig, KeyBanc Capital Markets.
SAUL LUDWIG
Good afternoon. Congratulations.

JOE GINGO
Hi Saul.
JENNIFER BEEMAN
Hi Saul.
SAUL LUDWIG
First for Paul, you ran some numbers quickly. Let me just — you said that in the back end of the current fiscal year — fiscal 2010 — you’d expected to be accretive for the final six months that you’d own it, including $3 million to $4 million of synergies. Then you talked about $5 million to $6 million in restructuring costs this fiscal year, $6 million to $8 million next year and deal costs of $10 million to $12 million. Then you said something about it would be dilutive in the first half of the year. Does that include those special costs? Please clarify.
PAUL DESANTIS
Sure, Saul. You got all the numbers right. And I apologize if I wasn’t clear. When I talked about being accretive, I expect it to be accretive on an operating basis. Once we add the restructuring costs and then the deal costs, I would expect it to be dilutive and so... for the last six months of the year. So, I was only talking about the last six months of 2010, assuming an early March close.
SAUL LUDWIG
Okay. Now relative to the projected, call it, $15 million in restructuring costs, the implication is... certainly consolidating certain corporate functions wouldn’t cost you that much money. Does that imply something for some facilities combinations as well, Paul?
PAUL DESANTIS
Yes, what I have in there, what we have in there for that total restructuring cost is we have an expectation for some change in control agreements and things like that, from the headcount associated with combining the duplicate function, and then there is some costs for some leases and things like that. We have some costs, I think, to pay off some debt and pay early termination fees on some debt, and then we have some costs in the out years in the expectation that there is an opportunity, potentially, for some limited plant synergies.
SAUL LUDWIG
Great. And then, Joe, you talked about there is financial synergies that Paul just talked about and then you said there is also some business synergies. So if we think about you’ve got your business wherever it is and you sell X number of pounds to whoever you sell it to, and ICO has their business wherever it is and they sell their number of pounds, and all your competitors sell it elsewhere. How do you and ICO together going to help you sell incremental pounds versus what each of you would have sold on your own? Where is that incremental business going to come from and why do you think you will be able to capture that?

JOE GINGO
Because of some complementary advantages that we’re going to gain, Saul, because the mix of businesses that we have are very complementary. For example, in Europe, really ICO is not in the masterbatch business in Europe to any great extent at all. But they are in the roto and the size reduction business. So we think there should be some cross-selling advantages there that give us some advantages as we go forward.
Second, if you go out into Asia, which is a good example, we have no position in Australia for any of our masterbatch or engineered plastics businesses. ICO has a presence in Australia as well as New Zealand.
Then, if you cross over into the United States, we become extremely complementary in our masterbatch business. In the United States, as you are well aware, our plant in Akron is really a plant that does specialty additives. Our plant in Sharon is a color concentrate plant. But we have no position in the more commodity, calcium carbonate type of masterbatches that we do run in Europe and we do run in Mexico, but ICO has a very good, solid presence in that market.
We will plan to use our salespeople to sell at both ends of that, using the ICO salesmen to sell up on product and to give us the ability to sell more of the commodity-type products. That’s just an example of it. There would be examples in rotomolding, Saul, because of their great position in size reduction, where we have an excellent position in the compounding end and the cross link. So, personally, I think there are quite a few opportunities.
SAUL LUDWIG
You talked about size reduction. I’m not sure I have a clear understanding of what that is all about and I don’t know if other people do as well, but what do you mean by size reduction and how is that going to get you incremental business over and above what you have?
JOE GINGO
Well, one thing — size reduction tends to be used in rotomolding. It can be used in other specialty applications as well. But what you do is you take a polypropylene and what you do is you run that through a grinder of some sort and reduce it to a size. Now when you do rotomolding you need very carefully controlled particle size as you rotate the mold to get an even dispersion of product.
Now these same people most likely buy bits that ICO serves, most likely by cross-link and by compounded materials from other people, at least in the United States. In Europe, ICO has a fairly good position in this, although they are not as much involved with cross-linking in Europe as we are in some of the specialty applications in roto compounding. So, the salesman is now going to be able to go into the existing customer base and offer more products, and in very few cases are there conflicts between us and ICO in similar customers. I hope that explains that.

SAUL LUDWIG
Yeah, thank you very much Joe.
OPERATOR
Dmitry Silverstein, Longbow Research.
DMITRY SILVERSTEIN
Good afternoon, gentlemen. Just wanted to follow up on a couple of things. Number one, you talked about the $15 million in cost savings basically from some overlapping corporate expenses of public companies and tax savings. You have not factored in, obviously, the benefits of the sales synergies or their raw material purchasing synergies that the larger entity would be able to achieve. Is that correct?
PAUL DESANTIS
No, we have factored in the purchasing synergies. Those are part of the $15 million, but we have not factored in any sales synergies.
JOE GINGO
Or manufacturing, Dmitry. Either one.
DMITRY SILVERSTEIN
Okay. Then the second question is to kind of follow up on what Saul was talking about. In how much of your business were you a competitor of ICO and therefore may not keep all of the accounts when the two companies merge?
JOE GINGO
There really was very little overlap because, again, most of the products that they have are complementary to ours. And even where we make the same product, for example, rotomolding compounding, they really are not a big presence in the United States. They are a big presence in Europe. But we didn’t participate in the rotomolding compounding area in Europe.
DMITRY SILVERSTEIN
Okay. Then finally, given that ICO is bringing a significant U.S. capacity with it, have your plans for expanding Akron plant changed or have been adjusted, whether in terms of timing or in terms of scope?
JOE GINGO
Well, I think scope is a good point. Most likely what we’ll look now, because ICO, as I mentioned, in outstanding positions in more of the larger-run commodity, calcium carbonates, things of that sort. There will be no need to put that type of product into the Akron facility. We would have the ability to really look more at specialty additives in Akron as we expand it. I think in the last call I mentioned that we have two lines running very well at this point. The plant is capable of four lines. But as I would see now the expansion in Akron, it would continue along the same lines of the product that it’s running now, which are more specialty additives.

DMITRY SILVERSTEIN
Okay, that makes sense. And then finally, the combined entity, as you pointed out, is going to have 33 plants. Is there a need for such a wide and dispersed footprint? Or is there an opportunity to consolidate facilities, perhaps in year two or three of the merger when you have a better sense for what you have in terms of capacity and end market growth?
JOE GINGO
I think actually — thank you. You’ve answered your own question. Because at this point in time, I’m not seeing, as I mentioned, any big manufacturing synergies. There might be some manufacturing moves but I think really they’ve already been planned by ICO and ourselves. I’m more looking in the future as we get a better understanding of where our footprint is and how we’ve mixed our products. But some of the products that we do — like colors and the size reductions — really are very local market types of things, too, and some of the plants we are talking about are quite small in size.
DMITRY SILVERSTEIN
Okay. Thank you.
OPERATOR
Christopher Butler, Sidoti & Company.
CHRISTOPHER BUTLER
Hi, good afternoon everybody.
JOE GINGO
Hello.
PAUL DESANTIS
Hay Chris.
CHRISTOPHER BUTLER
I just want to kind of circle back on the last question. I know that you are fairly familiar with ICO. I believe you’ve done transactions in the past. Could you give us a sense of how far along in the due diligence process are you? How much more is there to discover about ICO that could help us out as far as looking at capacity and things that you are now talking about as two, maybe three years down the road?
PAUL DESANTIS
Well, I’ll take a stab at that, and then if anyone else wants to join. Chris, we have spent a lot of time and we’ve spent a lot of money, as you saw from my quote on the deal costs. We quoted legal and banker fees, but there were also all sorts of other costs to have experts crawling around. And I will tell you the ICO team gets real compliments for trying to get all of their books closed, their 10-K out, and go through this entire process at the same time, and I marvel at what a great job they did and what a great team they are. But we’ve spent a lot of time doing extensive due diligence on them, and now we are at the point where we start planning our integration. And so if you want to say we’ve peeled back a few layers of the onion, now there’s more to peel back and really understand how we can work that much better with them as a team.
CHRISTOPHER BUTLER
And so, if we are looking at consolidation, is it safe to say that the demand environment then becomes the big decision maker. It’s not necessarily a discovery process that you are waiting on?
JOE GINGO
Yes, Chris, I think that’s a very good point because you’re still a little bit set in the economic environment we’re in. And what’s the pace of recovery and how fast does it come back? And I think really one of the reasons why the decision will probably come a little farther down the line is, to be honest, we have a lot of good synergies up front. So it does buy us a little bit of time.
And then, second, we will know much better by even the end of, let’s say, the calendar year 2010 of where are we in the economic recovery cycle and what kind of capacity situation do you really need going forward and where should that capacity be located.
CHRISTOPHER BUTLER
And looking at the deal structure itself, could you help me out with the thought process of issuing equity as opposed to just drawing on your cash and maybe a credit line for this deal?
PAUL DESANTIS
Sure. One of the things that we’ve talked about is how extensive the synergies are, and one of the things that came through the negotiation was that ICO wants its shareholders to be able to participate in the realization of those synergies. They’ve worked very hard to position their company for good growth. We’ve worked very hard to position our company for good growth and we both believe that there is tremendous growth in front of us, and so as the deal was negotiated, shares were a very important component, as I understand it. Of course, additionally 5 million shares more on the Schulman side allows us to have a little bit more float, which we’ve also heard from some of our shareholders is something that they like.
CHRISTOPHER BUTLER
Just finally, could you — what is the breakup fee with this agreement?
DAVID MINC
This is Dave Minc — 3.5%.
CHRISTOPHER BUTLER
I appreciate your time.
JOE GINGO

Thank you, Chris
OPERATOR
At this time, there are no additional questions in queue. I would now like to turn the call back over to Joe Gingo for closing remarks.
JOE GINGO
Thank you all for joining us today. As you can tell from our remarks, we are very excited about the acquisition of ICO. The significant business and cost synergies expected to result from the acquisition, and the increased shareholder value for the overall business. We are pleased to be in a position of strength where we have the ability to invest and as we said, we’ll continue to seek similar acquisition support to support the Company’s strategic objectives. We’ll keep you posted on our progress and look forward to talking to you in the future.
JENNIFER BEEMAN
Thank you, everyone and that concludes our call today.
Cautionary Statement
          A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding expected synergies resulting from the merger of A. Schulman and ICO, combined operating and financial data, the combined company’s plans, objectives, expectations and intentions and whether and when the transactions contemplated by the Merger Agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; restrictions imposed by outstanding indebtedness; fluctuations in the prices of sources of energy or resins and other raw materials; worldwide and regional economic, business, and political conditions, including continuing economic uncertainties in some or all major product markets; changes in customer demand and requirements; business cycles and other industry conditions; the timing of new services or facilities; ability to compete; effects of compliance with laws; fluctuations in the value of currencies in major areas where operations are located, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan, and Indonesian rupiah; matters relating to operating facilities; effect and costs of claims (known or unknown) relating to litigation and environmental remediation; ability to manage global inventory; ability to develop technology and proprietary know-how; ability to attract and retain key personnel; escalation in the cost of providing employee health care; performance of the global automotive market; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of ICO and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement;

and the risks that are described from time to time in A. Schulman’s and ICO’s respective reports filed with the SEC, including A. Schulman’s annual report on Form 10-K for the year ended August 31, 2009 and ICO’s annual report on Form 10-K for the year ended September 30, 2008 and quarterly report on Form 10-Q for the quarter ended June 30, 2009, in each case, as such reports may have been amended. This document speaks only as of its date, and Schulman and ICO each disclaims any duty to update the information herein.
Additional Information
          In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. ICO STOCKHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to stockholders of ICO. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from A. Schulman at its website, www.aschulman.com, or 3550 West Market Street, Akron, Ohio 44333, Attention: Corporate Secretary, or from ICO at its website, www.icopolymers.com, or 1811 Bering Drive, Suite 200, Houston, Texas, 77057, Attention: Corporate Secretary.
Participants In Solicitation
          A. Schulman and ICO and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information concerning A. Schulman’s participants is set forth in the proxy statement, dated November 6, 2009, for A. Schulman’s 2009 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A. Information concerning ICO’s participants is set forth in the proxy statement, dated January 23, 2009, for ICO’s 2009 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A and ICO’s current reports on Form 8-K, as filed with the SEC on December 11, 2008, January 22, 2009, May 12, 2009 and August 6, 2009. Additional information regarding the interests of participants of A. Schulman and ICO in the solicitation of proxies in respect of the proposed Merger will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.